EXHIBIT 99.1

Bion Receives Patent Notice of Allowance on Process to Recover Ammonium Bicarbonate from Wastewater

July 26, 2018. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and recycling technology, announced it has received a Notice of Allowance from the US Patent and Trademark Office on its September 2015 patent application for an ammonia recovery process that converts the volatile ammonia in the livestock waste stream into stable concentrated ammonium bicarbonate.

Bion’s process will enable the naturally-occurring ammonia and carbon dioxide in the livestock waste stream to be captured, separated, distilled, recombined and concentrated into a solid (crystal) ammonium bicarbonate. Ammonium bicarbonate, manufactured using chemical processes, has a long history of use as a fertilizer.

Bion anticipates the ammonium bicarbonate produced in its system will be certified for use in organic production, since it will be recovered in a series of physical processes, under controlled temperatures and pressures, and without ‘outside’ additives. Bion anticipates filing for organic certification of the product within 90 days. Approval for the product’s use in organic crop production will provide Bion with access to higher-value markets than synthetic nitrogen fertilizers.

Bion’s ammonium bicarbonate will contain 12 to 15 percent nitrogen in a crystalline form that is easily transported, water soluble and provides readily-available nitrogen. It will contain none of the other salt, iron and mineral constituents of the livestock waste stream, and will be in an industry-standard form that can be precision-applied to crops using existing equipment. Due to its high concentration of ammonia nitrogen that is readily-available and water-soluble, Bion believes that the product will have broad applications in the production of row crops; horticulture, greenhouse and hydroponic production; and potentially retail bagged products.

Craig Scott, Bion’s Director of Communications, stated, “This will be the first patent granted on our third-generation technology platform. We expect organic ammonium bicarbonate to be a long-term cornerstone for success, from the standpoint of Bion’s business model, as well as the livestock industry’s path to environmental and economic sustainability. Bion’s technology platform and business model create a unique opportunity to ‘close the loop’ on large-scale production, providing improved efficiencies and economics to animal protein production, while largely eliminating its environmental impacts.”

____________________________________________

Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘if adopted’, 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct

2